Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TULLY’S COFFEE CORPORATION

(Reflects the Amended and Restated Articles of Incorporation

filed October 26, 1999, the amendment filed June 27, 2000,

the articles of correction filed August 8, 2000,

and the articles of amendment filed December 16, 2004)

Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, the undersigned adopts and submits for filing the following Amended and Restated Articles of Incorporation of TULLY’S COFFEE CORPORATION (the “Corporation”). The original Articles of Incorporation of the Corporation were filed on July 16, 1992, and amended by Articles of Amendment to the Articles of Incorporation filed on July 26, 1993, April 10, 1995, June 8, 1998 and October 23, 1998.

FIRST: The name of the Corporation is TULLY’S COFFEE CORPORATION.

SECOND: Effective upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington, the original Articles of Incorporation of the Corporation and all amendments thereto shall be replaced and superseded by the following Amended and Restated Articles of Incorporation of the Corporation:

ARTICLE I. NAME

The name of the Corporation is TULLY’S COFFEE CORPORATION.

ARTICLE II. SHARES

2.1 Authorized Capital.

The total number of shares which the Corporation is authorized to issue is 163,500,000, consisting of 120,000,000 shares of Common Stock without par value and 43,500,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

2.2 Issuance of Preferred Stock in Series.

The Preferred Stock may be issued from time-to-time in one or more series in any manner permitted by law and the provisions of these Amended and Restated Articles of Incorporation of the Corporation, as determined from time-to-time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of share of such series then outstanding.

2.3 Dividends.

The holders of shares of the Preferred Stock shall be entitled to receive dividends out of the funds of the corporation legally available therefor at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this Section.

2.4 Redemption.

The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Corporation to the extent legally permissible.

2.5 Liquidation.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts referred to in this Section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

2.6 Conversion.

Shares of Preferred Stock may be convertible into Common Stock of the Corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

2.7 Voting Rights.

Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

2.8 Series A Preferred Stock.

The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which shall consist of 31,000,000 shares are as set forth below:

a. Dividends. The holders of shares of Series A Preferred Stock shall share ratably (on an as-if converted to Common Stock basis) with the holders of the Corporation’s Common Stock in any dividends, when and if such dividends are declared by the Corporation’s Board of Directors.

b. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (other than a deemed liquidation, dissolution and winding up in connection with a Sale Transaction as hereinafter defined), whether voluntary or involuntary, before any distribution shall be made to the holders of the Common Stock, the holders of the Series A Preferred Stock at the time outstanding shall be entitled to be paid an amount per share equal to $2.50 (the “Original Series A Issue Price”), plus all declared but unpaid dividends (the “Series A Liquidation Preference”). If the assets and funds available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. Assuming distribution of the full Series A Liquidation Preference, the holders of the Common Stock at the time outstanding shall be entitled to be paid an amount per share equal to $2.25, plus all declared but unpaid dividends (the “Common Stock Liquidation Preference”). If, after full payment of the Series A Liquidation Preference, the assets and funds available for distribution to the holders of the Common Stock are insufficient to permit the payment to such holders of the full Common Stock Liquidation Preference, then the assets and funds of the Corporation remaining after full payment of the Series A Liquidation Preference and legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder. Assuming distribution of the full Series A Liquidation Preference and the full Common Stock Liquidation Preference, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, the remaining assets of the Corporation available for distribution to Shareholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming, for this purpose, full conversion of all such Series A Preferred Stock).

Any (i) acquisition of the Corporation by means of a merger, consolidation or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary (other than a mere reincorporation transaction or a merger which will not result in more than fifty percent (50%) of the Corporation’s capital stock outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), or (ii) sale, conveyance or transfer of all or substantially all of the assets of the Corporation (in either case, a “Sale Transaction”) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2.8(b), and shall entitle the holders of the Series A Preferred Stock to receive at the closing of the Sale Transaction, in redemption of such Holders’ Series A Preferred Stock, in cash, securities or other property (valued at the fair market value thereof as determined by the Board of Directors in good faith), in an amount per share (the “Series A Sale Transaction Liquidation Preference”) equal to the Series A Liquidation Preference reduced by the amount by which the Common Stock Transaction Amount (as hereinafter defined) exceeds $1.78 (as adjusted for stock splits, stock dividends, and the like); provided, however, that in no event shall the Series A Sale Transaction Liquidation Preference be less than $1.78. For these purposes, (1) the term “Common Stock Transaction Amount” means the amount or value of consideration payable to the Corporation or the holders of the Corporation’s outstanding equity securities with respect to the Sale Transaction divided by the aggregate number of shares of Common Stock then issued and outstanding and issuable on exercise or conversion of Eligible Common Stock Equivalents, and (ii) the term “Eligible Common Stock Equivalents” means options, warrants or other rights to acquire Common Stock and other debt or equity securities convertible into Common Stock which are then, or as a result of the Sale Transaction will become, exercisable or convertible at an exercise or conversion price of $1.78 (as adjusted for stock splits, stock dividends and the like) or less.

Each holder of Series A Preferred Stock shall have the right to elect the benefits of Section 2.8(c)(i) or other applicable conversion provisions in lieu of receiving payment in a liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of the Corporation pursuant to this Section 2.8(b).

c. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows:

i. Optional Conversion. Subject to subsection 2.8(c)(iii), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $1.78 plus any declared but unpaid dividends on such share by the Conversion Price (as defined in subsection 2.8(c)(iv)) at the time then in effect for such share.

ii. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $1.78 plus any declared but unpaid dividends on such share by the Conversion Price at the time then in effect for such share immediately upon the earlier of (A) a “Qualified Public Offering” (as defined herein), or (B) the date upon which the Corporation obtains the consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (each, an “Automatic Conversion Event”). For purposes of this subsection 2.8(c)(ii), “Qualified Public Offering” shall mean the consummation of the Corporation’s first sale of its Common Stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million and a per share price to the public of at least $5.00 (as adjusted for stock splits, combinations, recapitalizations and the like). Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent.

iii. Mechanics of Optional Conversion. The holder of any shares of Series A Preferred Stock may exercise the optional conversion right described in subsection 2.8(c)(i) by surrendering to the Corporation or any transfer agent of the corporation the certificate or certificates for the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, accompanied by written notice specifying the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

iv. Conversion Price Adjustments of Series A Preferred Stock. The conversion price per share for shares of Series A Preferred Stock (the “Conversion Price”) shall initially be $1.78, and shall be subject to adjustment as provided below:

A. If the corporation should (I) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (II) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (III) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock which may thereafter be surrendered for conversion or automatically converted shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted prior to such date. Successive adjustments to the Conversion Price shall be made whenever any event specified above shall occur.

B. (I) Upon each issuance by the Corporation of any Additional Stock (as defined in subsection 2.8(c)(iv)(C)), after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in subsection 2.8(c)(iv)(B)(II)) be reduced to a per share amount determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock deemed outstanding (as defined in the following sentence) immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for such issuance of Additional Stock would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined in the following sentence) immediately prior to such issuance plus the number of shares of such Additional Stock. For the purposes of the preceding sentence, all outstanding shares of Common Stock and all shares of Common Stock issuable upon conversion of outstanding Preferred Stock or other convertible instruments or upon exercise of options or warrants or other rights to acquire Common Stock or convertible securities (and the resulting securities fully converted into shares of Common Stock, if so convertible) shall be “deemed outstanding.”

(II) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent ($.01) per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 2.8(c)(iv)(B)(V)(c) and (d) below, no adjustment of such Conversion Price pursuant to this subsection 2.8(c)(iv)(B) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(III) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor, before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(IV) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors. In the case of the issuance of Additional Stock that is sold together with other securities or assets of the corporation for a consideration which covers both the Additional Stock and such other securities or assets, the consideration per share for the Additional Stock will be that portion of the total consideration received by the Corporation which is allocated to the Additional Stock as determined in good faith by the Board.

(V) In the case of the issuance after the Purchase Date of options or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than the issuance of any options pursuant to the Option Plan defined in Section 2.8(c)(iv)(QIV)), such issuances shall be deemed issuances of “Additional Stock” and the following provisions shall apply for all purposes of this subsection 2.8(c)(iv)(B):

(a) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 2.8(c)(iv)(B)(III) and (IV), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights for the Common Stock covered thereby.

(b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subsections 2.8(c)(iv)(B)(III) and (IV)).

(c) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(e) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 2.8(c)(iv)(B)(V)(a) and (b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 2.8(c)(iv)(B)(V)(c) or (d).

C. “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 2.8(c)(iv)(B)(V)) by this corporation after the Purchase Date, other than:

(I) Common Stock issued pursuant to a transaction described in subsection 2.8(c)(iv)(A) hereof;

(II) up to four hundred thousand (400,000) shares of Common Stock (as adjusted for stock splits and the like) issued or issuable upon exercise of options to purchase Common Stock outstanding as of August 31, 1998;

(III) warrants to purchase up to four million (4,000,000) shares of Common Stock (as adjusted for stock splits and the like) sold and issued as a unit with the shares of Series A Preferred Stock and the shares of Common Stock issued or issuable upon exercise thereof; and

(IV) shares of Common Stock (as adjusted for stock splits and the like) issued or issuable upon exercise of options to purchase Common Stock granted or issued after August 31, 1998, pursuant to that certain 1994 Stock Option Plan adopted October 1994, by the Corporation (the “Option Plan”) up to but not exceeding five percent (5%) of the aggregate number of: (i) the outstanding shares of Common Stock as of the date of these Articles of Amendment; and (ii) the outstanding shares of the Series A Preferred Stock.

v. Other Distributions. In the event the Corporation shall declare a distribution to all holders of shares of its Common Stock which is payable in (A) securities other than its Common Stock, (B) evidences of indebtedness issued by Corporation or other persons, (C) assets (excluding cash dividends), or (D) options or rights, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

vi. Recapitalizations.If at any time or from time-to-time there shall be a recapitalization, reclassification or reorganization of the Common Stock such that the Common Stock shall be changed into the same or different number of shares of any class or series of stock (other than a subdivision or combination transaction provided for elsewhere in this Section 2.8(c)), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.8(c) with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization, reorganization or reclassification, to the end that the provisions of this Section 2.8(c) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

vii. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.8(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

viii. No Fractional Shares and Certificate as to Adjustments.

A. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

B. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 2.8(c), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (I) such adjustment and readjustment, (II) the Conversion Price at the time in effect, and (III) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

ix. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

x. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

xi. Notices. Any notice required by the provisions of this Section 2.8(c) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation for each holder.

d. Voting Rights. Each share of Series A Preferred Stock is entitled to cast one vote for each share of Common Stock into which such share is then convertible on all matters submitted to a vote of the Shareholders of the Corporation, except in connection with the election of Directors of the Corporation, in which case the holders of Series A Preferred Stock may cumulate their votes and cast them all for one or more of the Director candidates, provided, however, that so long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

(ii) increase the authorized number of shares of Series A Preferred Stock; or

(iii) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over or being on parity with the Series A Preferred Stock with respect to voting, dividends or upon liquidation.

2.9 Series B Preferred Stock.

The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Stock, which shall consist of 8,000,000 shares, are as set forth below:

a. Dividends. The holders of shares of Series B Preferred Stock shall be eligible to receive dividends, when and if such dividends are declared by the Corporation’s Board of Directors, in amounts and on such terms and conditions as the Board of Directors, in its discretion, may provide.

b. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (including a Sale Transaction), whether voluntary or involuntary, after satisfaction of the Series A Liquidation Preference or, if applicable, the Series A Sale Transaction Liquidation Preference, as set forth in Section 2.8(b), and after satisfaction of the Common Stock Liquidation Preference, but before any other distribution to the holders of capital stock of the Corporation, the holders of the Series B Preferred Stock at the time outstanding shall be entitled to be paid an amount per share equal to $2.50 (the “Original Series B Issue Price”), plus all declared but unpaid dividends with respect to the Series B Preferred Stock (the “Series B Liquidation Preference”). If the assets and funds available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, those entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. Assuming distribution of the full Series B Liquidation Preference, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming, for this purpose, full conversion of all such Series A Preferred Stock and Series B Preferred Stock).

c. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows:

i. Optional Conversion. Subject to subsection 2.9(c)(iii), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $2.50 plus any declared but unpaid dividends on such share by the Conversion Price (as defined in subsection 2.9(c)(iv)) at the time then in effect for such share.

ii. Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $2.50 plus any declared but unpaid dividends on such share by the Conversion Price at the time then in effect for such share immediately upon the earlier of (A) a “Qualified Public Offering” (as defined herein), or (B) the date upon which the Corporation obtains the consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (each, an “Automatic Conversion Event”). For purposes of this subsection 2.9(c)(ii), “Qualified Public Offering” shall mean the consummation of the Corporation’s first sale of its Common Stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million. Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent.

iii. Mechanics of Optional Conversion. The holder of any shares of Series B Preferred Stock may exercise the optional conversion right described in subsection 2.9(c)(i) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, accompanied by written notice specifying the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

iv. Conversion Price Adjustments of Series B Preferred Stock. The conversion price per share for shares of Series B Preferred Stock (the “Conversion Price”) shall initially be $2.50, and shall be subject to adjustment as follows. If the Corporation should (I) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (II) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (III) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock which may thereafter be surrendered for conversion or automatically converted shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series B Preferred Stock been converted prior to such date. Successive adjustments to the Conversion Price shall be made whenever any event specified above shall occur.

v. Other Distributions. In the event the Corporation shall declare a distribution to all holders of shares of its Common Stock which is payable in (A) securities other than its Common Stock, (B) evidences of indebtedness issued by Corporation or other persons, (C) assets (excluding cash dividends), or (D) options or rights, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

vi. Recapitalizations. If at any time or from time-to-time there shall be a recapitalization, reclassification or reorganization of the Common Stock such that the Common Stock shall be changed into the same or different number of shares of any class or series of stock (other than a subdivision or combination transaction provided for elsewhere in this Section 2.9(c)), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.9(c) with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization, reorganization or reclassification, to the end that the provisions of this Section 2.9(c) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

vii. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.9(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

viii. No Fractional Shares and Certificate as to Adjustments.

A. No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

B. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 2.9(c), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (I) such adjustment and readjustment, (II) the Conversion Price at the time in effect, and (III) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

ix. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

x. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

xi. Notices. Any notice required by the provisions of this Section 2.9(c) to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation for each holder.

d. Voting Rights. Each share of Series B Preferred Stock is entitled to cast one vote for each share of Common Stock into which such share is then convertible on all matters submitted to a vote of the Shareholders of the Corporation, provided, however, that so long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

(ii) increase the authorized number of shares of Series B Preferred Stock; or

(iii) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over or being on parity with the Series B Preferred Stock with respect to voting, dividends or upon liquidation.

ARTICLE III. REGISTERED OFFICE AND AGENT

The registered agent and registered office of the Corporation are as follows:

Registered Agent	Registered Office, Street and Mailing Address

Washington Corporate	701 Fifth Avenue
Services, Inc.	2250 Columbia Center
Seattle, Washington 98104

ARTICLE IV. DIRECTORS

The number of Directors of this Corporation shall be fixed by the Bylaws and may be increased or decreased from time-to-time in the manner specified therein.

ARTICLE V. LIMITATION OF LIABILITY

A Director of this Corporation shall not be personally liable to this Corporation or its Shareholders for monetary damages for conduct as a Director, except for:

a. Acts or omissions involving intentional misconduct by the Director or a knowing violation of law by the Director;

b. Conduct violating RCW 23B.08.310 (which involves certain distributions by the Corporation); or

c. Any transaction from which the Director will personally receive a benefit in money, property or services to which the Director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the Shareholders of this Corporation shall not adversely affect any right or protection of a Director of this Corporation with respect to any acts or omissions of such Director occurring prior to such repeal or modification.

ARTICLE VI. INDEMNIFICATION

This Corporation shall indemnify and advance expenses to its Directors, Officers, Agents and Employees, as follows:

6.1 Directors and Officers.

This Corporation shall indemnify its Directors and Officers to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of: (1) acts or omissions of the Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or Officer personally received a benefit in money, property or services to which the Director or Officer was not legally entitled.

This Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Directors’ Resolution or Contract.

6.2 Employees and Agents Who Are Not Directors or Officers.

This Corporation shall indemnify and advance expenses to its employees and agents who are not Directors or Officers to the extent authorized by the Board of Directors or the Bylaws, and consistent with the law.

6.3 Implementation.

The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Board is expressly empowered to adopt, approve and amend from time-to-time such Bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

6.4 Survival of Indemnification Rights.

No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VII. PREEMPTIVE RIGHTS

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE VIII. CUMULATIVE VOTING

Other than as provided in Section 2.8 hereof, the Shareholders of the Corporation shall not have the right to cumulate their votes in the election of Directors.

Amended and Restated Articles of Incorporation adopted by the Shareholders on August 11, 1999 and filed October 26, 1999.

Article 2.8(d) and Article VIII as corrected by Articles of Correction filed August 8, 2000.

Article 2.9 as added by Articles of Amendment adopted by the Board on June 21, 2000 and filed on June 27, 2000.

Article 2.1 and 2.8 as amended by the Amendment to Amended and Restated Articles of Incorporation adopted by the Board on October 6, 2004 and adopted by the Shareholders on December 9, 2004.